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                                                                     EXHIBIT 7.1

                                  RALPH I. CALL
                              DYNA TECHNOLOGY, INC.
                                 585 CANYON ROAD
                             PROVIDENCE, UTAH 84332

To:     Steven A. Fraley
        Paul R. Holzhueter
        James J. Kamp
        Thompson H. Davis
        Robert L. Ring
        Gerald E. Brown

        RE: SHAREHOLDERS' PROTECTIVE COMMITTEE LETTER AGREEMENT

Dear Potential Nominee for Director of Winland Electronics, Inc:

The purpose of this letter agreement (the "Agreement") is to confirm your interest and commitment to standing for election as a director for Winland Electronics, Inc. ("Winland"). This Agreement will not become effective and you will not be deemed to be a member of the committee of nominees proposed by me to stand for election to the Board of Directors of Winland (the "Shareholders' Protective Committee" or the "Committee"), until you have executed and returned this Agreement (along with a proxy statement questionnaire) and the same has been accepted by me.

You understand that the Shareholder's Protective Committee is being formed to engage in a proxy solicitation of shareholders of Winland to elect its members to the Board of Directors of Winland (and in so doing, oust Winland's current management). You understand that these actions by the Committee will likely result in a proxy contest for control of Winland's Board of Directors (the "Proxy Contest") and could involve a substantial amount of time and expense including litigation.

In consideration of your services as set forth above, I agree to pay all of your out-of-pocket expenses (including travel expenses and counsel fees and expenses) incurred in connection with the rendering of such services and, in addition, I agree to indemnify you against and hold you harmless from any and all losses, claims, damages, counsel fees and expenses (including fees and expenses incurred in defending or investigating any such claim) and all liabilities to which you may become subject under any statute, under common law or otherwise relating to, based upon or arising out of your actions which relate to the Proxy Contest or to your serving as a nominee for director of Winland; provided, however, that I shall not be liable in any such case to the extent that any such loss, claim, damage, counsel fee or liability is found in a final judgment by a court, not subject to further appeal, to have resulted from bad faith, willful misconduct or gross negligence on your part. Promptly after receipt by you of notice of any claim or the commencement of any action, proceeding or investigation in respect of which indemnity or reimbursement may be sought as provided above, you will notify me in writing (with copies to Michael C. Karp, Blethen Gage & Krause, PLLP, 127 South Second Street, P.O. Box 3049, Mankato, MN 56002-3049 and John C. Levy, Parsinen Kaplan Rosberg & Gotlieb P.A., 100 South Fifth Street, Minneapolis, MN 55402) of the receipt or commencement thereof.

In case any such action, proceeding or investigation is brought against you, and you notify me of the commencement thereof, I will be entitled to participate therein and, to the extent that I may wish, to assume the defense thereof, with counsel who shall be reasonably satisfactory to you; provided, however, that if the defendants in any such action include both you and me and if you shall have been advised by counsel that there may be one or more legal defenses available to you which are different from or additional to those available to me, you shall have the right to elect separate counsel to participate in the defense of such action on your behalf. After notice to you of my election so to assume the defense thereof, I will not be liable to you under this Agreement for any legal


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or other expenses subsequently incurred by you in connection with the defense thereof, unless you shall have employed counsel in accordance with the proviso in the preceding sentence. Any payments required to be made by me pursuant to this Agreement shall be remitted to you on a monthly basis as the expenses to which such payments relate are incurred.

Please indicate your agreement to the terms and conditions of this Agreement by signing below where indicated. You will not be deemed to be a member of the Committee until you have executed and returned this Agreement along with a completed proxy statement questionnaire and it has been accepted by me.

Thank you for your interest in rescuing Winland.

Very truly yours,

/s/ Ralph I. Call
--------------------------
Ralph I. Call

The Undersigned hereby agrees to the terms and conditions of this Agreement this 15th day of March, 2001.


/s/ Gerald E Brown; /s/ Thompson H. Davis; /s/ Steven A. Fraley; /s/ Paul R. Holzhueter; /s/ James J. Kamp; /s/ Robert L. Ring
--------------------------------------------------------------------------------

ACCEPTANCE: THIS AGREEMENT IS HEREBY ACCEPTED THIS 15TH DAY OF MARCH, 2001

        /s/ Ralph I. Call
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Ralph I. Call, Chairman, Shareholders' Protective Committee


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